Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Reformation Inc. of our report dated March 27, 2026, except for the effects of the stock split discussed in Note 19 to the consolidated financial statements, as to which the date is July 13, 2026, relating to the financial statements of Reformation Inc. (formerly known as REF Topco, Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
July 19, 2026